UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2007

Spectre Gaming, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-25764	41-1675041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 23rd Avenue N. Minneapolis, MN 55447
(Address of principal executive offices)

(763) 553-7601
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

As part of the share issuances described under the caption “Common Shares Issued Upon Cashless Conversion of Warrants” in Item 3.02 below, Spectre Gaming, Inc., a Minnesota corporation (the “Company”), has become obligated to issue to D. Bradly Olah, the Company’s Chief Executive Officer and a director, an aggregate of 960,000 common shares. This obligation relates to the Mr. Olah’s provision of loans to the Company, in connection with the short-term promissory note financing noted in Item 3.02 below, in aggregate principal amount of $80,000 from March 27 and May 10, 2007, and a commitment to provide an additional $40,000. In addition, the Company has issued to David Norris, the Company’s President and Chief Operating Officer, an aggregate of 200,000 common shares. This issuance related to Mr. Norris’ provision of a loan to the Company, in connection with the short-term promissory note financing noted in Item 3.02 below, in aggregate principal amount of $25,000 on June 6, 2007.

As part of the share issuances described under the caption “Common Shares Issued in Connection with Warrant Repricing Offer” in Item 3.02 below, the Company has become obligated to issue to D. Bradly Olah, the Company’s Chief Executive Officer and a director, an aggregate of 240,000 common shares upon Mr. Olah’s funding of his $40,000 commitment noted above. This obligation relates to the Mr. Olah’s exercise of certain warrants in the described financing transaction. In addition, the Company has issued to David Norris, the Company’s President and Chief Operating Officer, an aggregate of 150,000 common shares arising from Mr. Norris’ exercise of certain warrants in the described financing transaction.

Item 3.02.	Unregistered Sales of Equity Securities.

Common Shares Issued Upon Cashless Conversion of Warrants. On June 28, 2007, Spectre Gaming, Inc. (the “Company”) became obligated to issue an aggregate of 4,758,432 shares of the Company’s common stock. These shares are to be issued pursuant to the cashless conversion of previously issued warrants. All of the converting warrantholders were investors in short-term promissory notes that the Company had issued from March through June 2007. As an inducement to invest in the short-term promissory notes, the Company had offered to permit the investors to convert certain warrants, the common shares issuable upon exercise of which are not currently registered for resale, on a cashless basis. These shares are in addition to those disclosed on the Company’s current report on Form 8-K filed with the SEC on June 29, 2007.

The Company offered and sold the common shares in reliance on the exemptions from registration provided by Sections 4(6) and 4(2) of the Securities Act 1933, and on Rule 506 thereunder. All investors in the securities were accredited investors, as that term is defined in Rule 501.

The Company’s offer and sale of securities in the private placement were not registered under the Securities Act of 1933. Therefore, no such securities may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted by Rule 135c under the Securities Act of 1933.

Common Shares Issued in Connection with Warrant Repricing Offer. On June 28, 2007, the Company became obligated to issue an aggregate of 8,720,999 shares of the Company’s common stock. These shares are to be issued in connection with the Company’s prior and limited time offer to reduce the exercise price of its outstanding warrants held by accredited investors. Under the terms of that financing, the Company had offered to reduce the exercise price of warrants to $0.25 per share. As an inducement, the Company had offered to issue exercising warrantholders an extra common share for every two shares purchased at the reduced exercise price. For the issuance of these shares, the Company received a total of approximately $80,451 in cash proceeds (in addition to which the Company has received cash subscriptions aggregating $324,056) and the surrender of short-term promissory notes having approximately $954,480 in aggregate principal amount. These shares and amounts are in addition to those disclosed on the Company’s current report on Form 8-K filed with the SEC on June 29, 2007. In connection with the warrant repricing transaction, and as an inducement to the participants in such financing, the Company is obligated to issue warrants for the purchase of up to 8,139,559 shares of common stock, the exercise prices of which range from $1.00 to $1.50 per share.

The Company is no longer accepting participants in the warrant repricing transaction.

The Company offered and sold the common shares in reliance on the exemptions from registration provided by Sections 4(6) and 4(2) of the Securities Act 1933, and on Rule 506 thereunder. All investors in the securities were accredited investors, as that term is defined in Rule 501.

The Company’s offer and sale of securities in the private placement were not registered under the Securities Act of 1933. Therefore, no such securities may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted by Rule 135c under the Securities Act of 1933.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 30, 2007, Kenneth Brimmer resigned his position as a director and Chairman of the Company. Mr. Brimmer did not have any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. As of the date of this report, the Company has not appointed a new Chairman.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectre Gaming, Inc.

Date: July 3, 2007	By:	/s/ Kevin M. Greer

Kevin M. Greer, Chief Financial Officer